Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "WIKILOAN, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MAY, A.D. 2011, AT 4:53 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3164821 8100 110536678 You may verigy this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8769038 DATE: 05-18-11

State of Delaware Secretary of State Division of Corporations Delivered 05:12 PM 05/17/2011 FILED 04:53 PM 05/17/2011 SRV 110563678 - 2164821 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
WIKILOAN, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "  FOURTH " so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the corporation shall have authority to issue is 760,000,000, consisting of 10,000,000 shares of preferred stock, par value $0.01 per share and 750,000,000 common stock, par value $0.001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17 day of May, 2011

By:	/s/ Edward C. DeFeudis
Authorized Officer

Title	President

Name	Edward C. DeFeudis
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